UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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WEATHERFORD INTERNATIONAL LTD.
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June 3, 2013

Dear Fellow Shareholder,

The last few years have presented some of the greatest challenges in Weatherford's 26-year history. As your fellow shareholders, the Board of Directors and I recognize and understand your concerns regarding the material weakness in our internal control over financial reporting relating to accounting for income taxes. I write in response to further substantiate and support Weatherford's ongoing efforts in improving and strengthening the Company's tax accounting processes and controls and, most importantly, to encourage you to support the re-election of our Audit Committee Directors. The following are important factors to consider regarding the re-election of our Audit Committee Directors:

1.
The Board of Directors and management strongly endorse the re-election of our current Audit Committee Directors, David J. Butters, Robert K. Moses, Guillermo Ortiz, and Audit Committee Chairman, Robert A. Rayne. We have an exceptionally dedicated and engaged Audit Committee that has actively overseen and directed the U.S. Government investigations and ongoing negotiations of the resolution of those matters over the past several years. Their unique insight and knowledge is essential to the timely and final resolution of these matters. Continuity of their stewardship will serve Weatherford's shareholders best interests.

2.
Further, the Audit Committee has led Weatherford through a period of intense accounting introspection, and has directed the overhaul of our tax accounting function. They have continually carried out their responsibilities to ensure the highest standards apply to Weatherford's financial reporting. A comprehensive list of their actions can be found on pages iv to vii of our 2013 Proxy Statement. I encourage you to visit our website at www.wftproxy.com where you will find our 2013 Proxy Statement and other information regarding our Annual General Meeting.

Since we first identified the material weakness in our internal controls related to the accounting for income taxes in March 2011, the Company has implemented extensive changes in our processes, people and technology. It is not uncommon for a company that has identified a similar weakness in internal controls to require multiple years to restructure its internal control processes, and achieve the sustainability to support the final remediation of the material weakness. Our approach has been thorough and comprehensive. We have strengthened our internal control structure, and enhanced our management and oversight of income tax matters. As outlined in our public filings, we have worked diligently to resolve the matters in a responsible manner and with a sense of urgency. Due to the nature and significance of the year-end tax process, the next opportunity to remove the material weakness will be upon completing our 2013 year-end reporting. We should then demonstrate the effectiveness and sustainability of our internal controls and therefore remove the material weakness. This course of action can only be performed at year-end. Our Audit Committee Directors have been integral to this progress and also to the ultimate tax accounting remediation. It is in the Company's interest to have the full Audit Committee continue to oversee the completion of this remediation.

To Weatherford shareholders, I strongly recommend you vote in favor of the re-election of each Audit Committee member. We firmly believe that a vote for our Audit Committee will ensure the necessary continuity, momentum and leadership at an essential time as the Company's moves toward the final resolution to close the regulatory processes.

Sincerely,

Bernard J. Duroc-Danner
Chairman of the Board, President and Chief Executive Officer